UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

Realbiz Media Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-53359	11-3820796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2690 Weston Road, Suite 200

Weston, FL 33331

(Address of Principal Executive Offices)

(954) 888-9779

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

In connection with the Employment Agreement (as defined below), RealBiz Media Group, Inc. (the “Company”) agreed to issue 300,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), to Thomas Grbelja. For these issuance, the Company intends to rely on the exemption from federal registration under Section 4(a)(2) of the Securities Act, of 1933, as amended, based on the Company’s belief that the offer and sale of the stock has not and will not involve a public offering and no general solicitation has been involved in the offering. Certain information required by this Item 3.02 is set forth under Item 5.02 and is incorporated by reference in response to this Item.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2015, the Company entered into an employment agreement with Thomas Grbelja pursuant to which Mr. Grbelja will serve as the Chief Financial Officer of the Company, effective June 23, 2015.  Mr. Grbelja will replace Adam Friedman, who resigned as Chief Financial Officer of the Company, effective June 19, 2015, so that he may dedicate his full professional time and attention to being the Chief Financial Officer of Next 1 Interactive, Inc.

Mr. Grbelja, age 56, has spent over 30 years as a certified public accountant providing a wide variety of professional accounting, tax and financial consulting services to professional service, manufacturing and construction industry participants. From 1990 to 2015, he was the President and a Founding Member of Burke Grbelja & Symeonides, LLC, Certified Public Accounts, an accounting firm based in Rochelle Park, New Jersey. In addition, between 1983 and 1990, Mr. Grbelja worked as an accountant at Coopers & Lybrand, where he was responsible for the overall audit engagement, including filings with the Securities and Exchange Commission, for certain large, publically traded companies, including, AT&T Information Systems and NYNEX. He received his undergraduate degree in accounting at Fairleigh Dickinson University and is a Certified Public Accountant.

In connection with his appointment as Chief Financial Officer, on June 19, 2015, the Company and Mr. Grbelja entered into an employment agreement (the “Employment Agreement”), which includes the following terms: (i) Mr. Grbelja agrees to dedicate a minimum of 50% of his attention and time as is necessary for him to perform his duties as Chief Financial Officer; (ii) the initial term of the Agreement shall be for a period of twelve (12) months unless sooner terminated, which term may be extended by mutual consent of the parties; (iii) Mr. Grbelja shall receive an annual base salary of $70,000, (iv) a grant of 300,000 restricted shares of Common Stock, which shares vest pro rata on a quarterly basis beginning on September 23, 2015; (v) customary health benefits if Mr. Grbelja becomes a full time employee of the Company; and (vi) three (3) weeks of paid vacation. If Mr. Grbelja desires to sell in excess of 100,000 shares of the Common Stock at any time when the daily trading volume of the Common Stock is less than 20,000 shares, then prior to selling such shares, Mr. Grbelja shall submit a written offer to the Company to acquire such shares at the market price of such shares on the date of such offer. The Company shall have five (5) days to notify Mr. Grbelja of its intent to exercise such right.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document that is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no family relationships between Mr. Grbelja and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer other than.  Additionally, other than as described above, there are no transactions involving Mr. Grbelja that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between RealBiz Media Group, Inc. and Thomas Grbelja, dated June 19, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALBIZ MEDIA GROUP, INC.

Date: June 23, 2015	By:	/s/ William Kerby
William Kerby
Chief Executive Officer